EXHIBIT 99.1
IDEX CORPORATION REPORTS FOURTH QUARTER 2009 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 43 CENTS
NORTHBROOK, IL, February 3 — IDEX Corporation (NYSE: IEX) today announced its financial results for the three- and twelve-month periods ended December 31, 2009.
Fourth Quarter 2009 Results
New orders in the quarter totaled $348 million, up 4 percent compared to the prior-year period. Sales in the quarter totaled $343 million, 3 percent lower than the prior-year period. Both orders and sales were favorably impacted by 3 percent foreign currency translation and 1 percent acquisitions.
Fourth quarter 2009 operating income, adjusted for restructuring related charges of $3.8 million, was $56 million and resulted in adjusted operating margin of 16.4 percent, up 220 basis points from the prior year (excluding prior year restructuring related charges of $12.7 million). On an as-reported basis, fourth quarter operating income of $52 million was 39 percent higher than the prior-year period.
Excluding the impact of restructuring related charges, fourth quarter adjusted diluted earnings per share was 43 cents, an increase of 5 cents, or 13 percent, from the fourth quarter of the previous year (excluding prior year unfavorable impact of restructuring related charges). On an as-reported basis, diluted earnings per share of 40 cents increased 13 cents, or 48 percent, from the fourth quarter of the previous year.
Full Year 2009 Highlights
•	Orders decreased 10 percent compared to the prior year (+5 percent acquisitions, -13 percent organic and -2 percent foreign currency translation).
•	Sales decreased 11 percent compared to the prior year (+5 percent acquisitions, -14 percent organic and -2 percent foreign currency translation).
•	Reported net income of $113 million was $14 million, or 11 percent, lower than the prior year. Excluding restructuring related charges and the acquisition related inventory fair value expense, adjusted net income of $124 million was $35 million, or 22 percent, lower than the prior year (excluding prior year restructuring and goodwill impairment charges).
•	Diluted EPS of $1.40 was 13 cents, or 8 percent, lower than the prior year. Excluding restructuring related charges and the acquisition related inventory fair value expense, adjusted diluted EPS of $1.53 was 39 cents, or 20 percent, lower than the prior year (excluding prior year restructuring and goodwill impairment charges).
•	EBITDA of $242 million was 18 percent of sales and covered interest expense by more than 14 times.
•	Free cash flow of $190 million represented 168 percent of net income.
“While 2009 proved to be a challenging year, we are seeing signs of recovery in the global economy and stabilization in most of our end markets. In the fourth quarter, we achieved strong sequential revenue growth and, while revenue is not yet back to prior year levels, we have seen improved order activity across all segments. Our restructuring efforts are nearly complete. We are realizing significant operating margin improvement. Overall, we are very pleased with our performance in the fourth quarter.
Looking ahead to 2010, we are well positioned to deliver top-line growth across most of the markets we serve. Our current outlook projects strong growth from our energy, water and health & science end markets, partially offset by weakness in the fire suppression and dispensing end markets. We will continue to leverage our cost structure and focus on commercial excellence and operational execution while we invest in global markets that will enable long-term sustainable growth.
Based on current outlook, our projected first quarter 2010 EPS is in the range of 40 to 42 cents on a fully diluted basis. For the full year 2010, we expect organic revenue growth of approximately 2 - 4 percent resulting in diluted EPS of $1.63 to $1.73. Organic growth higher than 4 percent will be dependent on the extent and sustainability of second half 2010 economic recovery.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Fourth Quarter 2009 Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the fourth quarter of $170 million reflected a 5 percent decrease compared to the fourth quarter of 2008 (+1 percent acquisitions, -9 percent organic and +3 percent foreign currency translation).

•	Operating margin of 17.9 percent represented a 160 basis point improvement compared with the fourth quarter of 2008 primarily due to cost reduction initiatives.
Health & Science Technologies
•	Sales in the fourth quarter of $80 million reflected a 3 percent increase compared to the fourth quarter of 2008 (+1 percent organic and +2 percent acquisitions).

•	Operating margin of 22.2 percent reflected a 420 basis point improvement compared with the fourth quarter of 2008 primarily due to cost reduction initiatives and favorable mix within the segment.
Dispensing Equipment
•	Sales of $23 million in the fourth quarter reflected a 10 percent decrease compared with the fourth quarter of 2008 (-17 percent organic and +7 percent foreign currency translation), as a result of continued deterioration in capital spending for both the North American and European markets.

•	Operating margin of 12.3 percent reflected a significant improvement compared with the fourth quarter of 2008 primarily due to cost reduction initiatives.
Fire & Safety/Diversified Products
•	Sales in the fourth quarter of $70 million reflected a 4 percent decrease compared with the fourth quarter of 2008 (-8 percent organic and +4 percent foreign currency translation).

•	Operating margin of 25.5 percent represented a 100 basis point increase compared with the fourth quarter of 2008 primarily due to cost reduction initiatives and favorable mix within the segment.
For the fourth quarter of 2009, Fluid & Metering Technologies contributed 50 percent of sales and 44 percent of operating income; Health & Science Technologies accounted for 23 percent of sales and 26 percent of operating income; Dispensing Equipment accounted for 7 percent of sales and 4 percent of operating income; and Fire & Safety/Diversified Products represented 20 percent of sales and 26 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its fourth quarter earnings conference call over the Internet on Thursday February 4, 2010 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 888.203.1112 (or 719.457.0820 for international participants) using the ID # 7923468.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended					For the Year Ended
	December 31,			September 30,		December 31,
	2009	2008	Change	2009	Change	2009	2008	Change

Income before Taxes	$48.8	$33.6	45%	$43.9	11%	$168.8	$192.2	(12)%
Depreciation and Amortization	14.4	13.5	7	14.1	2	56.3	48.6	16
Interest	4.0	5.2	(23)	4.0	—	17.2	18.9	(9)

EBITDA	$67.2	$52.3	28	$62.0	8	$242.3	$259.7	(7)

Cash Flow from Operating Activities	$54.9	$53.9	2%	$84.8	(35)%	$212.5	$222.0	(4)%
Capital Expenditures	(6.7)	(8.7)	(23)	(7.4)	(9)	(25.1)	(27.8)	(10)
Excess Tax Benefit from Stock-Based Compensation	1.2	0.2	—	0.3	—	2.8	3.1	(12)

Free Cash Flow	$49.4	$45.4	9	$77.7	(36)	$190.2	$197.3	(4)

Diluted Earnings Per Share bridge

	December 31,			September 30,		December 31,
	2009	2008	Change	2009	Change	2009	2008	Change

EPS — as reported	$0.40	$0.27	48%	$0.37	8%	$1.40	$1.53	(8)%

Restructuring charges	0.03	0.11	(73)	0.02	50	0.10	0.15	(33)
Fair value inventory adjust	—	—	—	—	—	0.03	—	—
Goodwill impairment	—	—	—	—	—	—	0.24	—

EPS — as adjusted	$0.43	$0.38	13	$0.39	10	$1.53	$1.92	(20)

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008(a)	2009	2008(a)

Net sales	$343,344	$355,306	$1,329,661	$1,489,471
Cost of sales	204,311	219,647	807,275	892,038

Gross profit	139,033	135,659	522,386	597,433
Selling, general and administrative expenses	82,766	85,310	325,453	343,392
Goodwill impairment	—	—	—	30,090
Restructuring expenses	3,826	12,719	12,079	17,995

Operating income	52,441	37,630	184,854	205,956
Other income — net	345	1,238	1,151	5,123
Interest expense	3,966	5,233	17,178	18,852

Income before income taxes	48,820	33,635	168,827	192,227
Provision for income taxes	15,733	11,155	55,436	65,201

Net income	$33,087	$22,480	$113,391	$127,026

Earnings per Common Share:

Basic earnings per common share (b)	$0.41	$0.28	$1.41	$1.55

Diluted earnings per common share (b)	$0.40	$0.27	$1.40	$1.53

Share Data:

Basic weighted average common shares outstanding	79,937	80,529	79,716	81,123

Diluted weighted average common shares outstanding	81,303	81,289	80,727	82,320
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2009	2008(a)

Assets
Current assets
Cash and cash equivalents	$73,526	$61,353
Receivables — net	183,178	205,269
Inventories	159,463	181,200
Other current assets	30,364	32,866

Total current assets	446,531	480,688
Property, plant and equipment — net	178,283	186,283
Goodwill and intangible assets	1,461,799	1,470,289
Other noncurrent assets	7,333	14,540

Total assets	$2,093,946	$2,151,800

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$73,020	$87,304
Accrued expenses	95,990	117,186
Short-term borrowings	8,346	5,856
Dividends payable	9,586	9,523

Total current liabilities	186,942	219,869
Long-term borrowings	391,754	548,144
Other noncurrent liabilities	247,146	239,004

Total liabilities	825,842	1,007,017
Shareholders’ equity	1,268,104	1,144,783

Total liabilities and shareholders’ equity	$2,093,946	$2,151,800

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009(c)	2008(a) (c)	2009(c)	2008(a) (c)

Fluid & Metering Technologies
Net sales	$170,151	$179,156	$641,108	$697,702
Operating income (d)	30,486	29,221	105,188	128,956
Operating margin	17.9%	16.3%	16.4%	18.5%
Depreciation and amortization	$8,188	$7,671	$32,584	$26,276
Capital expenditures	3,185	6,164	12,867	13,859

Health & Science Technologies
Net sales	$80,187	$77,813	$304,329	$331,591
Operating income (d)	17,794	14,032	57,358	62,539
Operating margin	22.2%	18.0%	18.8%	18.9%
Depreciation and amortization	$3,714	$3,395	$14,293	$11,806
Capital expenditures	2,572	1,471	6,365	5,365

Dispensing Equipment
Net sales	$23,168	$25,709	$127,279	$163,861
Operating income (d)	2,843	(1,522)	17,162	24,909
Operating margin	12.3%	(5.9)%	13.5%	15.2%
Depreciation and amortization	$784	$771	$3,124	$3,986
Capital expenditures	14	292	864	2,528

Fire & Safety/Diversified Products
Net sales	$70,176	$73,363	$262,809	$300,462
Operating income (d)	17,927	17,960	61,192	75,032
Operating margin	25.5%	24.5%	23.3%	25.0%
Depreciation and amortization	$1,513	$1,338	$5,328	$5,288
Capital expenditures	1,117	814	3,686	4,743

Company
Net sales	$343,344	$355,306	$1,329,661	$1,489,471
Operating income	52,441	37,630	184,854	205,956
Operating margin	15.3%	10.6%	13.9%	13.8%
Depreciation and amortization (e)	$14,453	$13,507	$56,346	$48,599
Capital expenditures	7,222	9,194	25,525	28,358

(a)	Certain prior year amounts have been restated to reflect the LIFO to FIFO inventory costing change.

(b)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.

(c)	Three and twelve month data includes acquisition of IETG (October 2008), iPEK (October 2008) and Richter (October 2008) in the Fluid & Metering Technologies Group and Semrock (October 2008) in the Health & Science Technologies Group from the date of acquisition.

(d)	Group operating income excludes unallocated corporate operating expenses and restructuring-related charges. Group operating income also excludes the inventory fair value expense within the Fluid & Metering Technologies Group and Health & Science Technologies Group for the twelve months ended December 31, 2009 and the goodwill impairment charge within the Dispensing Equipment Group for the twelve months ended December 31, 2008.

(e)	Excludes amortization of debt issuance expenses.